EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2019 Results

MARIETTA, Pa., Oct. 30, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the third quarter and first nine months of 2019.

The Company will hold a conference call to discuss these results on Thursday, October 31, 2019 at 11:00AM Eastern Time. You may listen to the webcast of this conference call by accessing the event link at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

Significant financial highlights included:

  Net income of $5.2 million, or 18 cents per diluted Class A share, for the third quarter of 2019, compared to $1.2 million, or 4 cents per diluted Class A share, for the third quarter of 2018
  Net income of $33.0 million, or $1.17 per diluted Class A share, for the first nine months of 2019, compared to a net loss of $17.8 million, or 64 cents per Class A share, for the first nine months of 2018
  Net premiums earned of $189.8 million for the third quarter of 2019 increased 1.2% compared to the prior-year third quarter
  Net premiums written1 of $183.9 million for the third quarter of 2019 decreased 0.4% compared to the prior-year third quarter
  Combined ratio of 100.6% for the third quarter of 2019, compared to 105.2% for the prior-year third quarter
  Book value per share of $15.46 at September 30, 2019, compared to $14.05 at year-end 2018

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$189,821	$187,662	1.2%	$566,658	$555,140	2.1%
Investment income, net	7,390	6,620	11.6	21,728	19,341	12.3
Net investment (losses) gains	(369)	3,464	NM	19,294	4,062	375.0
Total revenues	198,010	199,904	(0.9)	611,513	585,022	4.5
Net income (loss)	5,186	1,206	330.0	32,998	(17,762)	NM
Non-GAAP operating income (loss)[1]	5,708	(917)	NM	16,561	(19,025)	NM

Per Share Data
Net income (loss) – Class A (diluted)	$0.18	$0.04	350.0%	$1.17	$(0.64)	NM
Net income (loss) – Class B	0.16	0.04	300.0	1.06	(0.59)	NM
Non-GAAP operating income (loss) – Class A (diluted)	0.20	(0.03)	NM	0.59	(0.68)	NM
Non-GAAP operating income (loss) – Class B	0.18	(0.03)	NM	0.53	(0.63)	NM
Book value	15.46	14.68	5.3	15.46	14.68	5.3%

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “We were pleased with the improvement in our results for the third quarter of 2019, adding to the solid results we reported for the first half of the year. Donegal Group generated net income of $0.18 per diluted Class A share for the third quarter of 2019, a significant increase compared to the results for the comparable period in 2018.”

Mr. Burke continued, “We continue to see favorable market opportunities to grow our commercial business segment, observing positive trends in each of our lines. For the third quarter of 2019, we achieved 13.2% growth in our commercial lines net premiums written compared to the prior-year quarter, with commercial premiums accounting for 51.4% of our quarterly net premiums written. That growth resulted from a combination of new business accounts, renewal pricing increases and reduced reinsurance premiums.

“Our personal line net premiums written during the third quarter of 2019 decreased 11.6% as we continue to focus on improving profitability within that segment. We have previously outlined our strategic plans, which include reducing our exposures in certain unprofitable personal lines markets while implementing renewal price increases and tightening our underwriting guidelines. We continue to make progress toward our goal of obtaining a profitable balance of commercial and personal lines business.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented on the third quarter underwriting results, “Our commercial lines insurance segment generated a statutory combined ratio1 of 97.9% during the third quarter of 2019, driven primarily by favorable performance in our commercial multi-peril and workers’ compensation lines of business. While weather-related loss activity was lower than our historical average for the third quarter, the performance of our personal lines insurance segment continued to fall short of our targeted level of underwriting profitability. Our expense ratio was relatively stable at 30.5% for the third quarter of 2019. Overall, our combined ratio was 100.6% for the third quarter of 2019, compared to 105.2% for the prior-year quarter. We remain focused on strategic and tactical initiatives to position our book of business to deliver solid profitability over time.”

Mr. Burke concluded, “Our net income for the first nine months of 2019, which included a gain on the March 2019 sale of Donegal Financial Services Corporation, and unrealized gains within our available-for-sale fixed-maturity portfolio during the period contributed to an increase in our book value to $15.46 at September 30, 2019, compared to $14.05 at December 31, 2018. We remain committed to our goal of generating consistent favorable returns to fund dividends to our stockholders and increase our book value over the long term.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$91,497	$103,410	(11.5%)	$282,065	$304,111	(7.2%)
Commercial lines	98,324	84,252	16.7	284,593	251,029	13.4
Total net premiums earned	$189,821	$187,662	1.2%	$566,658	$555,140	2.1%

Net Premiums Written
Personal lines:
Automobile	$51,991	$62,502	(16.8%)	$164,214	$193,919	(15.3%)
Homeowners	32,461	34,562	(6.1)	90,174	96,149	(6.2)
Other	4,930	4,009	23.0	15,568	10,203	52.6
Total personal lines	89,382	101,073	(11.6)	269,956	300,271	(10.1)
Commercial lines:
Automobile	28,702	25,242	13.7	94,249	83,345	13.1
Workers' compensation	25,875	25,039	3.3	88,291	84,735	4.2
Commercial multi-peril	32,708	28,049	16.6	106,002	89,944	17.9
Other	7,203	5,115	40.8	23,090	17,428	32.5
Total commercial lines	94,488	83,445	13.2	311,632	275,452	13.1
Total net premiums written	$183,870	$184,518	(0.4%)	$581,588	$575,723	1.0%

Net Premiums Written

The 0.4% decrease in net premiums written for the third quarter of 2019 compared to the third quarter of 2018, as shown in the table above, represents 13.2% growth in commercial lines net premiums written, offset by an 11.6% decrease in personal lines net premiums written for the reasons we describe below. The $648,000 decline in net premiums written for the third quarter of 2019 compared to the third quarter of 2018 included:

  $11.0 million increase in commercial lines premiums that we attribute primarily to new commercial accounts our insurance subsidiaries have written throughout their operating regions, a continuation of renewal premium increases and lower reinsurance premiums.
  $11.7 million decline in personal lines premiums that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, as well as the non-renewal of unprofitable personal lines business in seven states, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters and lower reinsurance premiums.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	61.6%	63.7%	60.8%	68.5%
Loss ratio (weather-related)	7.3	11.3	7.2	9.5
Expense ratio	30.5	29.6	31.5	31.3
Dividend ratio	1.2	0.6	1.2	0.6
Combined ratio	100.6%	105.2%	100.7%	109.9%

Statutory Combined Ratios
Personal lines:
Automobile	103.3%	115.8%	103.9%	114.5%
Homeowners	109.4	110.3	106.0	112.0
Other	73.6	63.5	77.7	94.9
Total personal lines	103.9	111.5	103.3	113.0
Commercial lines:
Automobile	113.9	114.6	114.3	133.7
Workers' compensation	85.4	83.6	82.0	86.6
Commercial multi-peril	98.7	96.0	94.4	101.2
Other	76.6	94.2	79.3	64.9
Total commercial lines	97.9	97.6	95.8	104.5
Total lines	100.8%	105.2%	99.5%	109.0%

Loss Ratio

For the third quarter of 2019, the loss ratio decreased to 68.9%, compared to 75.0% for the third quarter of 2018. Weather-related losses of approximately $13.9 million for the third quarter of 2019, or 7.3 percentage points of the loss ratio, decreased from $21.2 million, or 11.3 percentage points of the loss ratio, for the third quarter of 2018. Weather-related loss activity for the third quarter of 2019 was lower than our previous five-year average of $15.3 million for third quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2019 were $7.8 million, or 4.1 percentage points of the loss ratio. That amount represented an increase compared to the large fire losses of $4.7 million for the third quarter of 2018, or 2.5 percentage points of the loss ratio. Both homeowners and commercial fire losses increased in the third quarter of 2019.

Net development of reserves for losses incurred in prior accident years did not have a material impact on the loss ratio for the third quarter of 2019. Our insurance subsidiaries experienced favorable development in workers’ compensation losses, partially offset by modest unfavorable development in commercial multi-peril losses for the third quarter of 2019. Development of reserves for losses incurred in prior accident years added 1.4 percentage points to the loss ratio for the third quarter of 2018.

The expense ratio was 30.5% for the third quarter of 2019, compared to 29.6% for the third quarter of 2018. The Company attributes this increase to higher underwriting-based incentive costs for the third quarter of 2019 compared to the prior-year quarter.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 94.4% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2019.

	September 30, 2019		December 31, 2018
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$110,930	10.3%	$120,432	11.7%
Obligations of states and political subdivisions	240,741	22.3	234,508	22.8
Corporate securities	302,435	28.0	264,843	25.7
Mortgage-backed securities	363,884	33.8	309,574	30.0
Total fixed maturities	1,017,990	94.4	929,357	90.2
Equity securities, at fair value	52,099	4.8	43,667	4.2
Investments in affiliates	-	0.0	41,026	4.0
Short-term investments, at cost	8,626	0.8	16,749	1.6
Total investments	$1,078,715	100.0%	$1,030,799	100.0%

Average investment yield	2.7%		2.6%
Average tax-equivalent investment yield	2.9%		2.8%
Average fixed-maturity duration (years)	4.1		4.4

Net investment income of $7.4 million for the third quarter of 2019 increased 11.6% compared to $6.6 million in net investment income for the third quarter of 2018. The increase in net investment income primarily reflected an increase in average invested assets compared to the prior-year third quarter.

Net investment losses of $369,000 for the third quarter of 2019 were primarily related to unrealized losses in the fair value of equity securities held at September 30, 2019. That amount compared to net investment gains of $3.5 million for the third quarter of 2018.

Net investment gains of $19.3 million for the first nine months of 2019 included $12.7 million from the March 2019 sale of Donegal Financial Services Corporation and $5.5 million related to unrealized gains in the fair value of equity securities held at September 30, 2019. Net investment gains of $4.1 million for the first nine months of 2018 resulted primarily from unrealized gains within our equity securities portfolio.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$189,821	$187,662	1.2%	$566,658	$555,140	2.1%
Change in net unearned premiums	(5,951)	(3,144)	89.3	14,930	20,583	(27.5)
Net premiums written	$183,870	$184,518	(0.4%)	$581,588	$575,723	1.0%

The following table provides a reconciliation of net income (loss) to operating income (loss) for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss)	$5,186	$1,206	330.0%	$32,998	$(17,762)	NM
Investment losses (gains) (after tax)	292	(2,286)	NM	(16,667)	(2,681)	521.7%
Restructuring charge (after tax)	-	-	-	-	1,255	NM
Other, net	230	163	41.1	230	163	41.1
Non-GAAP operating income (loss)	$5,708	$(917)	NM	$16,561	$(19,025)	NM

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income (Loss)
Net income (loss) – Class A (diluted)	$0.18	$0.04	350.0%	$1.17	$(0.64)	NM
Investment losses (gains) (after tax)	0.01	(0.08)	NM	(0.59)	(0.09)	555.6%
Restructuring charge (after tax)	-	-	-	-	0.04	NM
Other, net	0.01	0.01	-	0.01	0.01	-
Non-GAAP operating income (loss) – Class A	$0.20	$(0.03)	NM	$0.59	$(0.68)	NM

Net income (loss) – Class B	$0.16	$0.04	300.0%	$1.06	$(0.59)	NM
Investment losses (gains) (after tax)	0.01	(0.07)	NM	(0.54)	(0.08)	575.0%
Restructuring charge (after tax)	-	-	-	-	0.04	NM
Other, net	0.01	-	NM	0.01	-	NM
Non-GAAP operating income (loss) – Class B	$0.18	$(0.03)	NM	$0.53	$(0.63)	NM

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

About the Company

Donegal Group is an insurance holding company. The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. Our Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including growing profitably in commercial lines, improving our financial performance, utilizing technology to improve our operational efficiency, strategically modernizing our business in order to achieve operational excellence and enhancing our market position to compete effectively.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2019	2018

Net premiums earned	$189,821	$187,662
Investment income, net of expenses	7,390	6,620
Net investment (losses) gains	(369)	3,464
Lease income	110	120
Installment payment fees	1,058	1,305
Equity in earnings of DFSC	-	733
Total revenues	198,010	199,904

Net losses and loss expenses	130,743	140,726
Amortization of deferred acquisition costs	31,304	31,110
Other underwriting expenses	26,517	24,529
Policyholder dividends	2,447	1,050
Interest	443	652
Other expenses, net	251	560
Total expenses	191,705	198,627

Income before income tax expense	6,305	1,277
Income tax expense	1,119	71

Net income	$5,186	$1,206

Net income per common share:
Class A - basic	$0.19	$0.04
Class A - diluted	$0.18	$0.04
Class B - basic and diluted	$0.16	$0.04

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	23,015,383	22,717,333
Class A - diluted	23,291,609	22,894,773
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$183,870	$184,518

Book value per common share
at end of period	$15.46	$14.68

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2019	2018

Net premiums earned	$566,658	$555,140
Investment income, net of expenses	21,728	19,341
Net investment gains	19,294	4,062
Lease income	334	366
Installment payment fees	3,204	3,960
Equity in earnings of DFSC	295	2,153
Total revenues	611,513	585,022

Net losses and loss expenses	385,361	433,063
Amortization of deferred acquisition costs	92,821	91,354
Other underwriting expenses	85,410	82,344
Policyholder dividends	6,766	3,566
Interest	1,312	1,682
Other expenses, net	1,156	1,604
Total expenses	572,826	613,613

Income (loss) before income tax expense (benefit)	38,687	(28,591)
Income tax expense (benefit)	5,689	(10,829)

Net income (loss)	$32,998	$(17,762)

Net income (loss) per common share:
Class A - basic	$1.18	$(0.64)
Class A - diluted	$1.17	$(0.64)
Class B - basic and diluted	$1.06	$(0.59)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,933,279	22,673,287
Class A - diluted	23,115,784	23,057,629
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$581,588	$575,723

Book value per common share
at end of period	$15.46	$14.68

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$458,889	$402,799
Available for sale, at fair value	559,101	526,558
Equity securities, at fair value	52,099	43,667
Investments in affiliates	-	41,026
Short-term investments, at cost	8,626	16,749
Total investments	1,078,715	1,030,799
Cash	55,269	52,594
Premiums receivable	173,750	156,702
Reinsurance receivable	362,367	343,369
Deferred policy acquisition costs	63,686	60,615
Prepaid reinsurance premiums	141,958	135,380
Other assets	45,340	52,619
Total assets	$1,921,085	$1,832,078

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$864,534	$814,665
Unearned premiums	528,037	506,529
Accrued expenses	26,965	25,442
Borrowings under lines of credit	35,000	60,000
Subordinated debentures	5,000	5,000
Other liabilities	18,997	21,572
Total liabilities	1,478,533	1,433,208
Stockholders' equity:
Class A common stock	261	258
Class B common stock	56	56
Additional paid-in capital	265,680	261,259
Accumulated other comprehensive income (loss)	418	(14,228)
Retained earnings	217,363	192,751
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	442,552	398,870
Total liabilities and stockholders' equity	$1,921,085	$1,832,078

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com